Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-210390 and 333-239608 and Form S-8 Nos. 333-204983, 333-220485, and 333-246319) of our report dated March 16, 2021, relating to the consolidated financial statements of Superior Drilling Products, Inc. appearing in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Moss Adams LLP
Dallas, Texas
March 16, 2021